Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma condensed statements of operations for the twelve months ended December 31, 2011 combines the historical consolidated statements of operations of Hercules Offshore Inc. (“Hercules”) and Seahawk Drilling, Inc. (“Seahawk”), giving effect to the acquisition as if it had occurred as of the beginning of the period presented. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expect to have a continuing impact on the combined results. The unaudited pro forma condensed financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed financial statements, the historical consolidated financial statements and accompanying notes of Seahawk included in Exhibit 99.1 of this filing, as well as the historical consolidated financial statements of Hercules Offshore, Inc. in their Annual Report on Form 10-K as of and for the year ended December 31, 2011.

The unaudited pro forma condensed financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed financial information does not purport to project the future operating results of the combined company.

The unaudited pro forma condensed financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, and the regulations of the SEC. The acquisition accounting is dependent upon certain valuations that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed financial information. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the accompanying unaudited pro forma condensed financial statements and the combined company’s future results of operations.

The unaudited pro forma condensed financial information does not reflect the effect of asset dispositions, if any, or revenue, cost or other operating synergies that may result from the acquisition.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

For The Year Ended December 31, 2011

(In thousands, except per share data)

	Hercules	Seahawk	Pro Forma Adjustments		Pro Forma Combined
Revenue	$655,358	$33,449	$(59	)(A)	$688,748
Costs and Expenses:
Operating Expenses	444,332	(31,699)	62,608	(A)(B)	475,241
Depreciation and Amortization	172,571	2,167	498	(C)	175,236
General and Administrative	57,204	45,684	(49,093	)(A)	53,795

	674,107	16,152	14,013		704,272

Operating Income (Loss)	(18,749)	17,297	(14,072)		(15,524)
Other Income (Expense):
Interest Expense	(79,178)	(1,509)	1,509	(A)	(79,178)
Other, Net	(3,934)	(914)	914	(A)	(3,934)

Income (Loss) Before Income Taxes	(101,861)	14,874	(11,649)		(98,636)
Income Tax (Provision) Benefit	35,341	(316)	(564	)(D)	34,461

Income (Loss) from Continuing Operations	(66,520)	14,558	(12,213)		(64,175)
Loss from Discontinued Operations, Net of Taxes	(9,608)	—	—		(9,608)

Net Income (Loss)	$(76,128)	$14,558	$(12,213)		$(73,783)

Basic and Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.51)	$1.18	$—		$(0.47)
Loss from Discontinued Operations	(0.07)	—	—		(0.07)

Net Income (Loss)	$(0.58)	$1.18	$—		$(0.54)

Weighted Average Shares Outstanding:
Basic	130,474	12,321	(5,229	)(E)	137,566
Diluted	130,474	12,321	(5,229	)(E)	137,566

HERCULES OFFSHORE, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA

CONDENSED FINANCIAL STATEMENTS

1. Description of Transaction

On April 27, 2011, Hercules acquired 20 jackup rigs located in the U.S. Gulf of Mexico and related assets, accounts receivable, accounts payable and certain contractual rights from Seahawk. The total consideration paid to Seahawk consists of approximately 22.1 million shares of Hercules common stock, net of a working capital adjustment and $25.0 million in cash.

2. Basis of Presentation

The acquisition is reflected in the unaudited pro forma condensed financial statements as being accounted for under the acquisition method of accounting. Use of different estimates and judgments could yield materially different results.

The unaudited pro forma condensed financial information does not reflect the effect of asset dispositions, if any, or revenue, cost or other operating synergies that may result from the acquisition.

3. Adjustments to Unaudited Pro Forma Condensed Income Statement

(A)	Reflects the elimination of Seahawk revenue and expenses associated with operations not acquired by Hercules.

(B)	Certain reclassifications have been made to Seahawk’s historical statement of operations to conform to Hercules’ presentation, primarily relating to (gain) loss on sales of assets.

(C)	To record the net incremental depreciation expense based on the assigned fair values of Seahawk’s property, plant and equipment based on Hercules’ fixed asset policies. Net changes to depreciation expense for the pro forma period presented are the result of assuming depreciation on all assets as though they were acquired as of the beginning of the pro forma period presented.

(D)	Represents the income tax effects of the pro forma adjustments at the applicable statutory rate (approximately 35.0% for Domestic operations).

(E)	Pro Forma weighted average shares outstanding have been adjusted to reflect the 22.1 million shares of Hercules common stock issued and to eliminate Seahawk’s weighted average shares.

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